Exhibit 11.1 (Translation)

CODE of CONDUCT 2020 NOMURA

CODE of CONDUCT

Message Introduction Clients Our People Society

Corporate Slogan

Delivering a Better Tomorrow

Nomura Group Corporate Philosophy

Mission

Contributing to Society

We help to enrich society through our expertise in capital markets

Vision

Trusted Partner

As a leading financial institution, we aim to be the most trusted partner for our clients

Values

Entrepreneurial Leadership

With passion and courage, we continually innovate to meet the needs of our stakeholders

Teamwork

To build our values and 'Deliver Together', we promote diversity and collaboration across divisions and regions

Integrity

Personal integrity is paramount to us. We act honestly, fairly and openly

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CODE of CONDUCT

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NOMURA

Message from Group CEOMessage Introduction Clients Our people SocietyWorking with Pride and Upholding the Highest Ethical StandardsKentaro OkudaPresident and CEONomura Groups mission is to contribute to society through our expertise in capital markets. Further, our vision is to become the most trusted partner for our clients. To achieve our mission and vision, it is necessary to always take a positive approach and become a company that all employees can be proud of. As we work to realize our mission and vision, everyone at Nomura is expected to uphold our common values of entrepreneurial leadership, teamwork and integrity. This Code of Conduct sets out guidelines to help us translate our values into actions, help us meet the trust and expectations that our clients have placed in us, and contributes to ensuring market integrity.We are about to take a leap to a new stage and there may be times that you are unsure of how to act. In such instances, this Cod should serve as your guide. Please ask yourself whether your actions truly benefit our clients and are in line with social norms.I ask that you fully understand the content of this Code, put it into practice daily, and take on new challenges. Take pride in your work as members of Nomura Group and let us act not only in compliance with rules and regulations, but also by upholding the highest ethical standards.

CODE of CONDUCT Table of Contents The Following notes are inserted for easy reference: Good Example For Reference Q&A 05 CODE of CONDUCT Message Introduction Clients our people Society 03 Message from Group CEO Introduction 07 what does the code mean? 09 How do we Implement the Code? 11 Five questions to ask when in doubt Key points 15 Conduct for Clients 29 Conduct for Our People 43 Conduct for Society 06 NOMURA -296-

WHAT DOES the Code mean? This Code of Coducts sets out guildelines for Nomura Group directors, officers and employees to translate the Nomura Group Corporate Philosophy into actions. We reflect on our actions to ensure that they are in line with the Code. We promise clients and other stakeholders that we will uphold the highest standards of ethics and integrity under the code. We carry all of our business active based on the Code. The Code is the pillar that supports Nomura Group. Mission Vision Code of conduct Business Strategy Risk Management Operating Model Values Culture 07 CODE of CONDUCT Message Introduction Clients our people Society Q How does the code of Conduct differ from Our Founder’s Principles, and the Corporate Philosophy? A Our Corporate Philosophy, which is deeply ingrained in our Founder’s Principles, defines our mission, and clarifies the unchanging values that underpin everything we do. This Code is established as a guideline for each of us to translate the values embodied in our corporate Philosophy into actions. Q Is the Code of Conduct different from other internal rules and regulations? A The Code underpins other internal rules and regulations, which set forth specific policies and procedures for ensuring that Nomura Group’s corporate activities and our conduct are in line with the code. Q Who does the Code apply to? A The Code applies to all Nomura Group directors, officers and employees 08 NOMURA - 297 -

Message Introduction Clients Our People Society How do we implement the Code? Employees Have a responsibility to follow the Code as a member of Nomura Group. By putting the Code into practice. meet the trust and expectations of our clients and contribute to ensuring market integrity. Managers In addition, all managers have the following responsibilities. Lead by example Managers are expected to lead their team their team in the right direction by adhering to the Code Embed the Code Managers are expected to properly explain the content of the Code to their team and ensure each team member fully understands Provide an open environment Managers should respect each member of their team and listen closely to their ideas to encourage an environment of open discussion Help your people grow Managers should acknowledge the differences of each individual in their team and provide guidance and development opportunities as necessary Evaluate fairly When evaluating their team members, managers should take into account each person’s skill-set, attitude, awareness of compliance, and leadership 09 CODE of CONDUCT If the Code is violated: We may take disciplinary or preventive action to address any violation or potential violation of the Code which infringes on the trust placed in us by the market and our clients, or damages the reputation of Nomura Group. In such cases, managers may also be held accountable. 10 NOMURA

Message Introduction Clients Our People Society Five questions to ask when in doubt If you are unsure how to act, go back to the basics and ask yourself the following questions. Would you be comfortable if it were made public? YES Did you check relevant rules and regulations? YES Is it in the best interests of the client? Is the integrity of the market protected? Do you feel comfortable telling your family and friends? If in doubt, talk to your manager or compliance officer. 11 CODE of CONDUCT Q What should I do if the answer is NO? A Do not proceed. Check what the problems are and make improvements until you are able to answer YES to all the questions. If you are still unsure, consult with your manager or compliance officer. Q What should I do if I find myself caught between the company and the client? A Always prioritize the client’s best interests over your own interests or the company’s short-term gains. Then see if you can really answer YES to all the questions above. 12 NOMURA

Our Code of Conduct The Our Code of Conduct is based on the following three foundations: our Clients, Our People, and Society. The Code has been put in place to help us translate our values into actions. The following page describe each item in detail. Entrepreneurial Leadership CONDUCT for CLIENTS 15 Pursue the best interests of our clients 17 Continually enhance our expertise and capabilities 19 CONDUCT for OUR PEOPLE 29 Be passionate about achieving more 31 Develop our people 32 CONDUCT for SOCIETY 43 Move towards the future 45 13 CODE of CONDUCT Message Introduction Clients Our people Society Teamwork Leverage our collective strength 21 Collaborate as one team 33 Create a comfortable work environment 34 Contribute to a Sustainable Society 47 Integrity Be the most trusted partner for our clients 23 Uphold the highest standards of compliance 25 Handle information properly 27 Never pursue self-interests 35 Control gifts and entertainment 36 Be disciplined 37 Learn from mistakes 39 Speak up 41 Respect diversity and individual rights 49 Disclose information appropriately 50 14 Nomura

CONDUCT For CLIENTS 15 CODE of CONDUCT Message Introduction Clients Our people Society We always place our clients at the heart of everything we do. To continue to be the most trusted partner for our clients, we collaborate with our team members and provide high quality service. 01 Pursue the best interests of our clients 17 02 Continually enhance our expertise and capabilities 19 03 Leverage our collective strength 21 04 Be the most trusted partner for our clients 23 05 uphold the highest standards of compliance 25 06 Handle information properly 27 16 NOMURA

01 Pursue the best interests of our clients We strive to meet our clients’ by understanding their needs and proposing suitable products and services. 17 CODE of CONDUCT Message Introduction Clients Our people Society CONDUCT for CLIENTS To pursue the best interests of our clients: We serve clients with respect, and understand their needs and interests We provide thorough considering the client’s understanding and experience We strive to provide proposals that exceed client expectations What does the best interests of our clients actually mean? Acting in the best interests of our clients means providing the optimal solutions to meet the client’s needs. Best interest does not necessarily mean maximizing economic interests, but rather developing and providing products and services from the client’s perspective. Furthermore, pursuing the best interest of the client also means advising them when you think something the asked you is not in their best interests. 18 NOMURA

02 Continually enhance our expertise and capabilities We enhance our expertise and capabilities to put forward the best proposals to our clients. We properly assess the risks our clients are exposed to and take appropriate actions in a timely manner. 19 CODE of CONDUCT Message Introduction Clients Our People Society CONDUCT for CLIENTS To serve our clients with expertise: We stay on top of the latest trends in financial and capital markets around the world We enhance our ability to identify risks our clients are exposed to We build our knowledge of both financial and other fields “Unknown” risk There have been many cases where unexpected events have resulted in severe losses. These include events that you thought would never occur because they hadn’t occurred in the past, or those that very rarely occur. It is important to recognize that some risks can be easily identified, while others are rare but can cause significant loss once they become apparent. 20 NOMURA

03 Leverage our collective strength We provide optimal solutions to our clients by making full use of our collective strength. We work together across countries and regions to deliver our competitive edge. 21 CODE of CONDUCT Message Introduction Clients Our People Society CONDUCT for CLIENTS To leverage our collective strength: We understand the functions and roles of each division and department We stay up to date on the wide range of businesses and services we offer We proactively collaborate across various functions Q A client asked me if we could trade using a new transactions method. I am thinking of saying that we can’t handle it since I am unsure how to respond. A Nomura Group has various functions. You should first consult with those around you, your manager, or relevant departments in the company. You should also try to take an interest in the activities of other departments and develop internal networks. 22 NOMURA

Message Introduction Clients Our People Society Be the most trusted partner for our clients We will always place our clients at the heart of everything we do, deal with them with integrity, and build long-term relationships of trust. 23 Code of conduct To Continue to be the most trusted partner for our client We will propose products and services appropriate for each client We will provide information in accordance with the client’s investment experience We will improve the quality of our operations and avoid causing inconvenience to our clients due to errors in administrative procedures We will keep our clients Informed and remain direct and prompt even in difficult communications We will let clients know our concerns if something they propose will not be beneficial for them What does for the client mean? Just because it is not against the law does not mean we can do anything that our clients request. Activities that undermine market integrity, and behavior that deviates from social norms are ultimately not beneficial for our clients. You should not be driven by immediate profits and should ask yourself if your actions will help build long-term relationships of trust with clients. Then, you should go back to “Nomura Five YES” and check if what you are about to do is appropriate. 24 NOMURA

05 Uphold the highest standards of compliance We strictly comply with applicable laws and regulations. In addition, we work with the highest level of compliance awareness to protect our clients and ensure market integrity. The following are examples of acts that are strictly prohibited Violation of the Duty of Explanation Clients may make wrong investment decisions if we fail to properly explain the nature and risks of financial products and services. Conflict of Interest As a global investment bank, we act as an intermediary between the markets and our clients. We carefully manage potential conflicts of interest to ensure our clients are not adversely affected. We work to protect our clients’ Interests at all times. We act with Integrity towards all our clients. 25 CODE of CONDUCT Message Introduction Clients Our People Society CONDUCT for CLIENTS Insider Trading If someone enters into a transaction using material non-public information (“MNPI”) not known to others, that person will have an unfair advantage over other investors. We are committed to protecting market integrity. The use of MNPI for the benefit of a specific investor is unfair. Market Manipulation If transactions intended to artificially change or peg prices are executed, investor decisions will be adversely affected and this will impede the fair operation of the markets. Such conduct undermines market Integrity and will lead to a loss of Investor trust in the market. Given our role as a gatekeeper for capital markets, we do not tolerate such activities and work to prevent them. Money Laundering If proper client verification is not camed out prior to a fraudulent activities occur, we will be unable to prevent proceeds of financial crime from entering into capital markets and terrorism funding. Organized crime If we fail to prevent transactions with criminal organizations or their members, this can result in financing their illegal activities. Such conduct undermines the development of a sound economy. This will enable organized crime and allow terrorists to expand their sources of funding. We must maintain robust controls to prevent these activities. 25 NOMURA

Message Introduction Clients Our People Society
CONDUCT for CLIENTS

06 Handle information properly

We handle client information appropriately and only use it in accordance with our client's understanding.

We strictly control and manage material non-public information to protect market integrity, and will never use it improperly.

We properly manage internal information to protect the credibility of Nomura Group.

Handling of Nomura Group information

Details regarding Nomura's business operations and other company information must not be shared with outside parties, including former employees. If you are contacted by the media, do not respond based on your own judgment. Promptly contact your regional Corporate Communications department and follow their instructions.

QA

Q Is it okay to tell my clients about other clients' transactions if I do not disclose the names of individual investors and companies?

A That is not acceptable. Any improper communication of client information to third parties undermines market integrity. We have a responsibility to protect market integrity and adhere to laws and internal regulations.

Q I believe it will benefit our clients if we promptly communicate information that is to their advantage. If it's not prohibited by law such as insider information, there's no issue, right?

A We must always consider market integrity and fairness. Please talk to your manager or contact Compliance if you are not sure.

Q Can I freely post on my personal social media accounts if I do not mention my name or where I work?

A You should exercise good judgment when posting on social media or the Internet. Do not post any information about the company's business, market information, or anything that may damage Nomura's reputation or adversely affect our clients. When posting for business purposes, you must obtain the approval of your manager.

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Message Introduction Clients Our People Society We adapt to change. We are disciplined in everything we do. We strive to become better, and be the most trusted partners for our clients. 07. Be passionate about achieving more -- 31 08. Develop our people -- 32 09. Collaborate as one team -- 33 10. Create a comfortable work environment - 34 11. Never pursue self-interests -- 35 12. Control gifts and entertainment -- 36 13. Be disciplined -- 37 14. Learn from mistakes -- 39 15. Speak up -- 41 30 NOMURA

Message Introduction Clients Our People Society

CONDUCT for OUR PEOPLE

07 Be passionate about achieving more

We don't shy away from change and always move forward.

To keep growing:

- We strive to develop our skills
- We actively improve processes and utilize new technologies
- We listen to others and respect their views

QA

Q **I want to try something new, but I'm worried about making mistakes because I don't have much experience.**

A Nomura supports people who take on challenges. Challenges help us learn and provide critical opportunities for growth. Share your ideas with your manager.
Managers should motivate their team and support them in taking on new challenges.

08 Develop our people

We strive to develop talent to ensure all our people can realize their full potential.

To develop talent:

- We help our colleagues grow and maximize their potential by focusing on their individual needs
- We appreciate the support of our colleagues and work to develop our own abilities

QA

Q **It's not easy to correct members of my team because they might say it's harassment.**

A If you notice someone doing something wrong, you should talk to them about it. If your point is valid and delivered in a respectful manner, Nomura will support your actions. If you are not sure how to talk to them, seek advice from your manager.

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Message Introduction Clients Our People Society

CONDUCT for OUR PEOPLE

09 Collaborate as one team

We respect diverse views and work together as a team.

To maximize teamwork:

- We communicate effectively and get to know each other better
- We share information, knowledge, expertise and concerns within the team
- We share the same goals and work together to achieve them

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CODE of CONDUCT

10 Create a comfortable work environment

We respect each other and foster a positive environment where everyone can contribute and have an active role.

We hold ourselves to a higher standard and do not engage in behavior that can be perceived as harassment.

To create a comfortable work environment:

- We accept flexible working styles
- Managers should be sensitive to the needs of their team members
- We are open to values, viewpoints and ideas that are different from our own
- We think of others and consider the impact of what we say or do

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Message ! Introduction ! Clients ! Our People ! SocietyCONDUCT for OUR PEOPLE11 Never pursue self-interestsWe do not use information obtained in the course of our business or take advantage of our position at Nomura to gain any improper personal benefit.When trading securities using our personal account, we comply with applicable laws and regulations as well as rules set by Nomura Group companies.35 CODE of CONDUCT12 Control gifts and entertainmentWe do not offer or accept cash, cash equivalents, inappropriate gifts or excessive business entertainment from public officials and business counterparts.Q A client offered me a gift certificate. Can I accept it?A You must not accept cash or cash equivalents from clients. However there may be exceptional circumstances where you may be allowed to accept. Please refer to internal guidelines for details.36 NOMURA

Message Introduction Clients Our People Society

CONDUCT for **OUR PEOPLE**

13 Be disciplined

We show humility and take responsibility for our own actions.

We do not engage in behavior that may undermine the trust society places in us.

Our behavior:

- We are humble in how we interact with others and strive to form good relationships
- We are considerate of others and mindful of the impact of our words and actions
- We are aware that socially unacceptable behaviors reflect badly on us as individuals as well as the firm

QA

Q **I don't think it should matter how I behave outside the office.**

A Be mindful of the fact that someone may always be watching. What you say or do reflects on the company. You should always act responsibly and exercise common sense.

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14 Learn from mistakesWe recognize our past mistakes and work to never repeat them.We learn from others mistakes and use them as an opportunity to reexamine ourselves.39CODE of CONDUCTMessageIntroduction ClientsSocietyCONDUCT for OUR PEOPLEAlways rememberNumora Group has caused several scandals in the past.We know how easy it is to lose societys trust and how difficult it is to restore it.We have also learned a lot from our past mistakes.Every year on August 3, we all take time to reflect on the lessons learned and renew our pledge to never repeat our past mistakes.40NOMURA

Message Introduction Clients Our People Society

CONDUCT for OUR PEOPLE

15 Speak up

We will promptly report any suspicious behavior or violation of the Code of Conduct to a manager, Compliance or the Nomura Group Compliance Hotline.

We speak up:

- ☐ When we see something suspicious
- ☐ When we see misconduct
- ☐ We create an open environment where everyone feels comfortable voicing their concerns

Nomura Group Compliance Hotline

We have established the Compliance Hotline to enable employees to anonymously raise issues or concerns. All information received through the Hotline is treated as strictly confidential.

We carefully investigate all reports, and take corrective actions as necessary. You will not be subject to any adverse treatment for reports made in good faith.

The information you provide may help us detect and correct misconduct early, and make Nomura a better company.
Don't hesitate to speak up.

Whistleblowing Compliance Management System

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CONDUCT for SOCIETY We have a responsibility to the communities where we live and work.We will proactively contribute to the creation of a truly enriched society.

Message Introduction Clients Our people Society Conduct for society 16 we play an important role in creating financial systems that contribute to creating a sustainable society. We continue to actively address environmental and social issues, such as climate change and social inequality, create new types of financial services and strive to achieve a truly enriched society together with our stakeholders. To ensure a truly enriched society: We consider what kind of services we should provide to our clients as people increasingly live beyond 100 We develop and provide products and services that match each client’s life stage We provide opportunities for a wide range of people to learn about finance and economy We make daily efforts to use resources effectively and reduce electricity consumption We are committed to our core business while keeping in mind the goal the SDGs* and the creation of a financial cycle that will lead to the resolution of environmental and social issues We engage in dialogue and collaboration with clients and other stakeholders 45 code of conduct Q what exactly does Nomura Group mean by creation of truly enriched society? A we believe that “a truly enriched society” will be realized by us constantly making efforts to develop and provide high quality products and services. For example, when we develop new products, we consider whether they will contribute to the sustainable development of society and capital markets, and whether they will meet our clients’ need. *SDGs sustainable development goals 46 nomura - 316 -

Message Introduction Clients Our people Society Conduct for society 17 contribute to a sustainable society We respect different cultures and customs and conduct our business in harmony with the countries and regions where we operate. We are aware of our responsibility towards society and actively and continuously engage in a wide range of activities to contribute to the society and protect the environmental impact of our business activities. 47 code of conduct Nomura view on ESG* A rich natural environment and healthy social environment are the foundation of economic and business development and people’s lives. Without such a foundation, it is not possible to fulfill Nomura’s mission to help enrich society. We recognize that the protection of the global environment and the promotion of diverse initiatives are essential for the development of both the economy and society. As such, we constantly work to enhance our products and services, further expand our business globally and strengthen our corporate governance framework. These initiatives are important to improve our corporate value. We will continually strive to fulfill our mission while building a sustainable business foundation. *ESG Environment Social Governance - These perspectives necessary for the long term growth of the enterprise 48 Nomura - 317 -

Message Introduction Clients Our People Society CONDUCT for SOCIETY 18 Respect diversity and individual rights We promote equal opportunity and do not discriminate on grounds such as nationality, race, sex, gender identity, sexual orientation, creed, social status, or existence of or nonexistence of disability. We respect differences in values and are always sincere. 19 Disclose information appropriately We retain accurate records and ensure the fair, timely and appropriate disclosure of Nomura Group information including financial statements. This will enable us to be properly evaluated and trusted by society. To disclose information properly: We never falsify, intentionally conceal or maliciously destroy operational and financial information and retain it for a specified period 50

CODE OF CONDUCT NOMURA Group CODE OF CONDUCT 2020 (C) NOMURA HOLDINGS, INC. ALL RIGHTS RESERVED.